Exhibit 10.5

ZyCast Technology Inc.
No.33, Lane 181, Chung Hwa Road Section 4,
Hsin Chu City, Taiwan , 30060

November 11, 2015

Blonder Tongue Laboratories, Inc.

One Jake Brown Road

Old Bridge, NJ 08857

Attention: Robert J. Pallé, Chief Executive Officer

Re: Letter of Intent to Purchase Common Stock

Dear Mr. Pallé:

Subject to the terms and conditions hereof, ZyCast Technology Inc, ( “Purchaser”) hereby confirms its proposal to invest one million U.S. Dollars (USD 1,000,000.00) (the “Purchase Price”) in order to purchase unregistered shares of the common stock, $0.001 par value per share (the “Common Stock”) of Blonder Tongue Laboratories, Inc. (the “Company”) at a price per share equal to the greater of (a) 110% of the average closing price of the Common Stock on the NYSE MKT during the ten trading days ending on the earlier of (i) the business day immediately preceding the date Purchaser’s proposal to purchase Common Stock pursuant to this Letter of Intent (this “Letter”) is publicly announced and (ii) the business day immediately preceding the date of Closing (as defined below) and (b) fifty cents ($0.50). The shares of Common Stock Purchaser would purchase pursuant to this Letter shall be referred to in this Letter as the “Shares.”

The purchase and sale of the Shares shall take place remotely via the exchange of documents, signatures and Purchase Price, on such date and at such time following satisfaction of the conditions to closing set forth below as is determined by the Company in its sole discretion (which purchase and sale is designated as the “Closing”). At the Closing, the Company shall deliver to the Purchaser a certificate representing the Shares being purchased by Purchaser or enter the issuance of uncertificated Shares on the Company’s books, against payment by Purchaser of the Purchase Price therefor by wire transfer to a bank account designated by the Company, or by such other method acceptable to the Company.

The obligations of the parties to consummate the issuance and sale of the Shares to Purchaser and the other transactions contemplated by this letter are subject to the conditions stated in this Letter, including, without limitation:

(a)	satisfactory completion of due diligence performed by each party as to the other before the Closing, including but not limited Purchaser review of the Company financial performance for the third quarter 2015 and the Company’s future financial projections, cash flow, COGS, gross margin, and other expenses;

(b)	the negotiation, execution, approval and acceptance by the parties of a Stock Purchase Agreement and any other documentation or agreements, in mutually acceptable form, which may be required or appropriate to effectuate the issuance and sale of the Shares to Purchaser;

(c)	the transactions contemplated hereby complying with all applicable securities laws and the rules of NYSE MKT;

(d)	satisfactory amendment of the Company’s existing credit facility with its lender including, without limitation, modifying the financial covenants, extending the maturity date and reaching such other accommodations with the lender as are deemed reasonably necessary by the parties;

(e)	an investor providing the Company with a written commitment to invest at least $500,000 in senior secured, subordinated debt of the Company, which may be convertible into Common Stock of the Company at a conversion price no more favorable to such investor than the Purchase Price to be paid by the Purchaser hereunder, subject to satisfaction of conditions similar to those set forth herein and to the negotiation and execution, as between the investor and the Company’s lender, of a mutually satisfactory intercreditor and subordination agreement; and

(f)	a representative designated by Purchaser shall have been elected as a director of the Company filling the vacancy created by James Luksch’s resignation therefrom, with such Purchaser representative to serve for the remaining term of Mr. Luksch on the Board, and with the Company agreeing to recommend election of the Purchaser representative so long as (i) Purchaser continues to own at least an agreed upon minimum percentage of the Shares and (ii) the Purchaser representative meets the current criteria for Board members as established by the Company’s Nominating Committee and Board of Directors.

(g)	the negotiation, execution, approval and acceptance of an Agreement that grants the Purchaser rights to use the Blonder Tongue name and logo on products sold by the Purchaser in the Asian market.

The parties will use commercially reasonable efforts to finalize and sign the Stock Purchase Agreement, satisfy the other conditions precedent set forth herein and conduct the Closing of the transaction as soon as reasonably practicable.

If the foregoing Letter is acceptable, please return an executed copy to my attention.

Sincerely,

Zycast Technology Inc.

By:	/s/ LC Chang 2015.11.11
Name: LC Chang
Title: General Manager

AGREED AND ACKNOWLEDGED:

BLONDER TONGUE LABORATORIES, INC.

By: /s/ Robert Palle 11-13-2015

Name: Robert Palle

Title: President

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